Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective May 4, 2005 (the “Effective Date”), by and between AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), and Steven C. Francis, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed and to serve from and after the Effective Date, in the capacity of Executive Chairman and to continue to perform services on its behalf in said position;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT

The Company agrees to continue to employ the Executive, and the Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. TERM

Subject to Section 5 hereof, the Executive’s employment under this Agreement shall commence on the Effective Date and shall end on the second anniversary of the Effective Date (the “Initial Term”); provided that such term shall be automatically extended for additional one-year periods, unless, not later than 120 days prior to the expiration of the Initial Term (or any extension thereof pursuant to this Section 2) either party hereto shall provide written notice of its or his desire not to extend the term hereof to the other party hereto. As used herein, the term “Term” shall mean the Initial Term together with each one-year extension.

3. POSITION AND DUTIES

(a) The Executive shall be duly elected, effective on the Effective Date, and shall thereafter during the Term continue to serve, as Executive Chairman of the Company and shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company customarily associated with the position of Executive Chairman, including, among other things, providing general guidance to the Company, as well as setting strategic direction for the Company and evaluating acquisition opportunities. The Executive shall perform his duties to the best of his ability and in a diligent and proper manner. In addition, during the Term, the Company shall nominate the Executive for election to the Board of Directors of the Company (the “Board”) by the shareholders of the Company so that he may continue to serve as a director of the Company in accordance with the Company’s By-Laws.

(b) During the Term, the Executive shall devote a reasonable amount of time to the performance of his duties and responsibilities as the Company’s Executive Chairman.

4. COMPENSATION AND RELATED MATTERS

(a) Salary. From the Effective Date through December 31, 2005, the Company shall pay to the Executive at his current base salary at a rate of not less than $538,200 per annum (the “Base Salary”), payable in accordance with the usual payroll practices of the Company, but not less frequently than monthly. The Executive’s salary for the remainder of the Term shall be set by the Compensation Committee of the Board at a rate commensurate with the Executive’s position and duties.

(b) Welfare and Retirement Benefits. During the Term, the Executive shall be entitled to participate in all of the Company’s employee pension plans, welfare benefit plans, tax-deferred savings plans or other welfare or retirement benefits or arrangements (including any insurance or trust arrangements maintained generally for the benefit of the Company’s employees) and in which the executive officers of the Company are entitled generally to participate (collectively, the “Company Benefit Plans”) on terms no less favorable than those available to other senior executives of the Company as in effect from time to time.

(c) Bonus for Fiscal Year 2005. Subject to and in accordance with the AMN Healthcare Services, Inc. Senior Management Bonus Plan (the “Bonus Plan”), for the portion of fiscal year 2005 prior to the Effective Date, the Executive shall receive a pro rata portion of the bonus for fiscal year 2005 (the “Bonus”) to which he is entitled under the Bonus Plan and Performance Criteria and goals that the Compensation Committee of the Board (the “Committee”) previously approved for the Executive in his prior capacity as Chief Executive Officer. The Executive shall not be entitled to receive a bonus for any period that follows the Effective Date.

(d) Stock Option/Restricted Stock/SAR Plans. Subject to Committee approval, the Executive shall be eligible to participate in (i) any stock option plan or program, (ii) any restricted stock plan or program, (iii) any stock appreciation rights plan or program and (iv) any other equity plan or program (each, an “Equity Plan,” and collectively, “Equity Plans”) that the Company adopts during the Term. The Executive’s participation under any such Equity Plan shall be at a level commensurate with his position as Executive Chairman as determined by the Committee in its discretion. Notwithstanding the foregoing, the Executive, in his sole discretion, may elect not to participate in any such Equity Plan.

(e) Vacations. During the Term, the Executive shall be entitled to 30 days of paid time off during each annual period of the Term.

(f) Expenses. During the Term, the Executive shall be entitled to receive reimbursement from the Company of all reasonable business expenses incurred by the Executive in performing services hereunder, including all travel expenses and living expenses while away from home on business or at the request of, and in the service of, the Company. The Company shall provide the Executive with first class travel and accommodations for all travel undertaken solely for Company purposes.

(g) Attorneys’ Fees. The Company shall pay directly or reimburse the Executive on an after-tax basis for all reasonable attorneys’ fees and costs incurred by the Executive in the negotiation and creation of this Agreement; provided, however, that the Company shall have no obligation to reimburse such fees in excess of $10,000.

5. TERMINATION

The Executive’s employment hereunder and the Term may be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death. In the case of any such termination upon death, the Executive’s estate shall be entitled to the payments and benefits described in Section 6(a).

(b) Disability. If the Executive is unable to timely and regularly perform his duties hereunder due to physical or mental illness, injury or incapacity, as determined by the Board in good faith based on medical evidence acceptable to it (a “Disability”), and such Disability continues for a period of six consecutive months, then the Company may terminate the Executive’s employment hereunder. A return to work for less than 30 consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned six-month period. In the case of any such termination by the Board on account of Disability, the Executive shall be entitled to the payments and benefits described in Section 6(a).

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean a termination of employment of the Executive by the Company due to (i) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its subsidiaries or the conviction of the Executive in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement (including the willful and unauthorized disclosure of information of the Company or any of its subsidiaries which the Executive knows or should know to be material, confidential and proprietary to the Company or any of its subsidiaries, which results, or could reasonably have been expected to result, in material financial loss to the Company or any of its subsidiaries), (ii) the conviction of the Executive in a court of law, or guilty plea or no contest plea, to a felony charge, (iii) the willful misconduct of the Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in injury or financial loss to (I) the Company or (II) to any subsidiaries of the Company, which injury or loss is material to the Company taken as a whole, (iv) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with the Executive’s employment, which failure amounts to a material neglect of the Executive’s duties to the Company and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice of such failure and a reasonably detailed explanation has been presented by the Company to the Executive, or (v) a material breach of any of the covenants in subsections 3(a), 3(b) or Section 10 hereof by the Executive, which breach is not cured, if curable, within 30 days after a written notice of such breach is delivered to the Executive. The Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (1) reasonable notice setting forth the basis for termination for Cause, and (2) a reasonable opportunity for the Executive, together with his counsel, to request reconsideration by and be heard before the Board, provided; however, that such notice and opportunity to be heard shall not be required if the Board, based on the advice of counsel, deems it inconsistent with its fiduciary duties and so advises the Executive.

For purposes of determining whether the Executive was given “reasonable notice” and “reasonable opportunity to be heard” in connection with any determination by the Board as to whether Cause exists, 10 business days’ notice of the Board meeting shall be deemed to constitute “reasonable notice” (without prejudice to the determination of whether some other period would also constitute “reasonable notice”), and the opportunity for the Executive and his counsel to present arguments to the Board at such meeting as to why the Executive believes that no Cause exists shall constitute “reasonable opportunity to be heard” (without prejudice to the determination of whether some other forum or method would also constitute a “reasonable opportunity to be heard”). For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d) Termination by the Executive for Good Reason. The Executive may voluntarily terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach by the Company of this Agreement, which breach is not cured within 30 days after the Board’s receipt of written notice of such non-compliance from the Executive; (ii) the assignment to the Executive without his consent by the Company of duties materially and adversely inconsistent with the Executive’s position, duties or responsibilities as in effect immediately after the Effective Date, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in the Executive’s title or office, as then in effect, or any removal of the Executive from any of such positions, titles or offices, or any failure to elect or reelect the Executive as a member of the Board or any removal of the Executive as such a member, except in connection with the termination of his employment pursuant to any of subsections 5(a), 5(b) or 5(c) hereof; or (iii) the relocation of the Company’s headquarters to a place more than 50 miles from its location as of the Effective Date without the approval of the Executive.

(e) Termination by the Company Without Cause. The Company may at any time terminate the Executive for any reason, and, except for the amounts payable pursuant to subsection 6(b) hereof (or as otherwise set forth in any equity agreement), the Executive shall have no claim against the Company under this Agreement or otherwise by reason of such termination.

(f) Termination by the Executive Without Good Reason. The Executive may at any time terminate his employment hereunder without Good Reason.

(g) Notice of Termination. Any termination of the Executive’s employment hereunder, by the Company or by the Executive (other than termination pursuant to subsection 5(a) hereof), shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

6. COMPENSATION UPON TERMINATION

(a) Death or Disability. If the Executive’s employment hereunder terminates pursuant to subsections 5(a) (Death) or 5(b) (Disability), the Executive or his estate (as the case may be) shall be entitled to receive: (i) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (ii) an additional lump sum payment not later than thirty (30) days following such termination equal to (A) two times Base Salary, and (B) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. In addition, for a period of 24 months after such termination, the Executive (unless the termination is the result of the Executive’s death) and his eligible dependents shall, to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, be eligible to continue to participate in the medical, life, dental and disability insurance coverage provided to employees at the Company’s expense; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination.

(b) Termination by the Company Without Cause or by the Executive for Good Reason.

(i) If the Executive’s employment is terminated by the Company pursuant to subsection 5(e) (Without Cause) or if the Executive terminates his employment pursuant to subsection 5(d) (for Good Reason), then the Executive shall be entitled to receive: (A) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (B) an additional lump sum payment not later than thirty (30) days following such termination equal to (I) any earned but unpaid Bonus; and (II) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. In addition, and subject to the Executive’s continued compliance with Section 10 of this Agreement, the Executive shall be entitled to receive (1) the “Salary Severance Benefit” (as such term is defined in subsection 6(b)(ii)) and (2) continued eligibility to participate in the medical, life, dental and disability insurance coverage for the Executive and his eligible dependents to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, at the Company’s expense through the end of the Severance Term; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination. The Salary Severance Benefit shall be paid in equal installments over the Severance Term in accordance with the Company’s usual payroll practices and shall be subject to the Executive’s continued compliance with Section 10 of this Agreement. The Executive shall have no further rights to any compensation or other benefits under this Agreement. Any other benefits (including rights to stock, stock options, retirement income and insurance) due the Executive following termination pursuant to subsection 5(e) or 5(d) hereof shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to payments or benefits under any separately stated severance plan, policy or program of the Company. Notwithstanding anything in this Agreement to the contrary, if required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then: (A) the Salary Severance Benefit for the first six (6) months of the Severance Term shall accrue during such six (6) months, but shall not be paid to the Executive until the first day of the seventh month of the Severance Term; and (B) the Executive shall pay the life insurance premiums applicable to the first six (6) months of the Severance Term, for which the Executive shall be reimbursed on an after-tax basis on the first day of the seventh month of the Severance Term.

(ii) For purposes of this Section 6, the following terms shall have the meaning set forth in this subsection 6(b)(ii).

(1) “Severance Term” shall mean 24 months.

(2) “Salary Severance Benefit” shall mean the Executive’s Base Salary that would have been payable from the effective date of termination through the end of the Severance Term based on the Base Salary in effect on the effective date of the termination.

(iii) Termination Following a Change in Control. Notwithstanding anything to the contrary in this Agreement, if the Executive’s employment is terminated pursuant to subsections 5(d) or 5(e) hereof within one year following a Change in Control (as defined below), in lieu of receiving the amounts set forth in the second sentence of Section 6(b)(i) hereof, the Executive shall receive a lump sum payment, payable as soon as reasonably practicable following the date of such termination, in an amount equal to the sum of (A) the Salary Severance Benefit, and (B) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. In addition, for a period of 24 months after such termination, the Executive and his eligible dependents shall, to the extent permitted under the applicable plans of the

Company as in effect on the date of such termination, be eligible to continue to participate in the medical, life, dental and disability insurance coverage provided to employees at the Company’s expense; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination. In addition, any unvested shares of restricted stock, unvested options or other equity-based compensation awards held by the Executive automatically shall become 100% vested upon any Change in Control, as provided in the Executive’s Stock Option Agreements. For purposes of this Section 6(b)(iii), the term “Change in Control” shall have the meaning set forth in the Executive’s Stock Option Agreements granted under the Company’s Stock Option Plan, dated July 24, 2001, as amended.

(c) Termination by the Company For Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company under subsection 5(c) (for Cause) or by the Executive under subsection 5(f) (without Good Reason), the Executive shall be entitled to receive: (i) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (ii) an additional lump sum payment not later than thirty (30) days following such termination for reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. If the Executive’s employment hereunder is terminated by the Executive under subsection 5(f) (without Good Reason), the Executive shall also be entitled to receive any earned but unpaid Bonus not later than thirty (30) days following such termination. The Executive shall have no further rights to any compensation or other benefits under this Agreement. Any other benefits (including rights to stock, stock options, retirement income and insurance), due the Executive following termination of the Executive’s employment under Section 5(c) or 5(f) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

(d) Expiration of the Employment Term. In the event that the Company or the Executive elects not to extend the Term as provided in Section 2 hereof, the Executive’s employment shall be terminated upon the expiration of the Term, and, subject to Section 14 hereof, the provisions of this Agreement shall cease to apply effective as of such expiration, and the Executive shall be entitled to receive only the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of termination; and (iii) any earned but unpaid Bonus. The Executive shall thereafter receive no other compensation or benefits, other than pursuant to the terms of the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

(e) Execution of Release of All Claims. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section 6 in the case of termination as a result of Disability, termination by the Company without Cause or termination by the Executive for Good Reason (other than payments of accrued and unpaid Base Salary and Bonus and reimbursement of business expenses) are conditional upon and subject to the Executive’s execution of a release substantially in the form attached hereto as Exhibit A (which form may be reasonably modified from time to time).

7. EXCISE TAX GROSS-UP.

(a) Notwithstanding anything in this Agreement to the contrary, and except as set forth in the last sentence of this subsection 7(a) below, if it is determined that any payment, benefit or distribution by the Company or its subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or to any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Executive is entitled to a Gross-Up Payment, but that the aggregate value of the Payments do not exceed 105% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 7(e) below, all determinations required to be made under this Section 7, including whether any Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”), which may be the Company’s regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of the Executive’s termination of employment or any earlier time selected by the Company. All fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be paid by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up

Payment to the Executive no later than five calendar days following receipt of the Accounting Firm’s determination (but in no event later than five calendar days prior to the due date for the Executive’s income tax return on which the Excise Tax is to be included). Absent manifest error, any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive; provided, that following any payment of a Gross-Up Payment to the Executive (or to the Internal Revenue Service or other taxing authority on the Executive’s behalf), the Company may require the Executive to sue for a refund of all or any portion of the Excise Taxes paid on the Executive’s behalf, in which event the provisions of subsection 7(e) below shall apply. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company, which should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to subsection 7(e) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall so notify the Company, and the Company shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as soon as reasonably practicable. Any such Underpayment shall be promptly paid by the Company to the Executive (or to the Internal Revenue Service or other applicable taxing authority on the Executive’s behalf).

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by subsection 7(b) hereof.

(d) The federal, state and local income or other tax returns filed by the Executive and the Company will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax.

(e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment or an Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim, and the Executive shall further provide to the Company copies of any written correspondence from the Internal Revenue Service regarding such claim. The Executive shall not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax and all income, employment and other taxes (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 7(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive along with an additional Gross-Up Payment, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and all income, employment and other taxes (including interest or penalties with respect thereto) imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 7(e), the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of a Gross-Up Payment but before the payment by the Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by the Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by subsection 7(a), the Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to the Executive exceeds the Gross-Up Payment required under subsection 7(a) together with interest on such excess amount.

(g) If it is ultimately determined (by Internal Revenue Service private letter ruling or closing agreement, court decision or otherwise) that Gross-Up Payments and/or advances and/or Underpayments and/or any other amount paid or made by the Company pursuant to this Section 7 were not necessary to accomplish the purpose of this Section 7, the Executive (at the Company’s sole expense, on an after-tax basis) shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section 7, which is to protect the Executive by making his whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

8. INDEMNIFICATION AND INSURANCE

During the Term and thereafter, the Executive shall be entitled to indemnification to the fullest extent permitted in accordance with the By-Laws and/or charters or other formation and governing documents of the Company and its subsidiaries and affiliates and as provided under the terms of the Company’s directors and officers liability and (if applicable) fiduciary liability insurance policies (the “Policies”), as the Policies may be amended from time to time, or any successor policy, provided, that any such policy shall have terms that are, in the aggregate, no less favorable than the terms of the relevant policy in effect on the Effective Date. If at any time the Company’s Board of Directors or a committee thereof approves a form of indemnification agreement for use with the Company’s directors or officers, then the Company shall enter into an indemnification agreement with the Executive containing the same terms and conditions as are contained in such form of indemnification agreement.

9. TAXES

Except as otherwise provided in Section 7 of this Agreement, the Company shall withhold from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

10. CONFIDENTIALITY AND NON-SOLICITATION

(a) The Executive acknowledges that the information, observations and data obtained by his while employed by the Company concerning the business or affairs of the Company and its subsidiaries and affiliates which are not available to the public, customers, suppliers and competitors of the Company which are in the nature of trade secrets, are proprietary or the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have an adverse effect on the Company (“Confidential Information”) are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that, except as required by law or the rules of any national securities exchange, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that any of the aforementioned matters becomes generally known to the public or is ascertainable from public or published information and is available for use by the public other than as a result of the Executive’s acts or omissions to act. The Executive shall deliver to the Company any time the Company may request in writing, all copies of all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data, or the portions thereof, that contain the Confidential Information, which he may then possess or have under his control.

(b) During the Term and for twenty-four (24) months thereafter, the Executive shall not either directly or indirectly through another entity, (i) induce or attempt to induce any management or other key employees of the Company or its subsidiaries or affiliates to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or its subsidiaries or affiliates and any such employee, or (ii) hire any person who was a management or other key employee of the Company or its subsidiaries or affiliates at any time during the Executive’s employment with the Company.

(c) If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances, if less, shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover, if less, the maximum period, scope and area permitted by law.

(d) In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

11. SUCCESSORS; BINDING AGREEMENT

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, any corporation acquiring directly or indirectly all or substantially all of the Common Stock, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). Each of the Company’s subsidiaries is hereby acknowledged to be a third-party beneficiary with respect to the provisions of Section 10 hereof and shall be entitled to enforce such provisions as if it were a party hereto.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive’s death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

12. NO MITIGATION; NO OFFSET

The Company agrees that, subsequent to the Executive’s termination of employment by the Company, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to his due under this Agreement, and that the amount of any payment that the Company is obligated to make to the Executive shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

13. NOTICE

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Steven C. Francis

[Address]

With a copy to:

Morrison & Foerster LLP

3811 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attn: Craig A. Schloss, Esq.

If to the Company:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: Chief Executive Officer

With a copy to:

Senior Vice President, General Counsel and Secretary of AMN Healthcare Services, Inc., at the address above or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including the rights and obligations set forth in Sections 6, 7, 8, 9 and 10 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15. REPRESENTATIONS AND WARRANTIES

(a) The Company represents and warrants that (i) it is fully authorized and empowered to enter into this Agreement and that the Board has approved the terms of this Agreement, (ii) the execution of this Agreement and the performance of its obligations under this Agreement will not violate or result in a breach of the terms of any material agreement to which the Company is a party or by which it is bound, (iii) no approval by any governmental authority or body is required for it to enter into this Agreement, and (iv) the Agreement is valid, binding and enforceable against the Company in accordance with its terms.

(b) The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company, and the performance by the Executive of the Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement to which the Executive is a party or otherwise bound.

16. MISCELLANEOUS

The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Executive (including, without limitation, the Employment and Non-Competition Agreement, dated as of November 19, 1999, as subsequently amended), and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located within the State of California.

17. VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

18. COUNTERPARTS

This Agreement may be executed in one or more counterparts (and by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Remainder of the Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

AMN HEALTHCARE SERVICES, INC.

Name:
Title:

Steven C. Francis

EXHIBIT A

CROSS RELEASE

1.	Executive Release.

In partial consideration of a portion of the payments and benefits described in the employment agreement (the “Agreement”), effective May 4, 2005, by and between Steven C. Francis (the “Executive”) and AMN Healthcare Services, Inc. (the “Company”), to which the Executive agrees the Executive is not otherwise entitled, the Executive, for and on behalf of herself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Executive ever had, now has or may have against the Company and any of its shareholders who hold in excess of five percent (5%) of the Company’s outstanding capital stock, and any of their respective subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, employees, agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that the Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing the Release, the Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that the Executive does not waive or release claims with respect to the right to enforce Sections 6, 7 and 8 of the Agreement, any stock option or other equity agreements or arrangements to which Executive is a party or under which Executive has any rights as of the date hereof, and any plan governed by the Employee Retirement Income Security Act of 1974, as amended (the “Unreleased Claims”). In addition, the Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the By-Laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between the Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

2.	Proceedings.

The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 1 of the Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.	Time to Consider.

The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.	Revocation.

The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of his execution of the Release to revoke the Release (including, without limitation, any and all claims arising under ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Executive pursuant to Sections 6 or 7 of the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period. If the Executive revokes the Release, the Executive will be deemed not to have accepted the terms of the Release, and no action will be required of the Company under any section of the Release.

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5.	Company Release.

For and in partial consideration of the undertakings of the Executive in Section 1 of this Release, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company hereby agrees, on behalf of the Company and its shareholders and any of their respective subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners and members (collectively, the “ Company Releasors”) to, and the Company Releasors do hereby release the Executive and his heirs and assigns (the “Executive Releasees”) from any and all common law, statutory or other complaints, claims, charges or causes of action of any kind which the Company Releasors ever had, now have or may have against the Executive Releasees or any of them, in law or equity, by reason of facts or omissions which have occurred on or prior to the date that the Company signs this Release, including, without limitation, in connection with or in relationship to the Executive’s employment or other service relationship with the Company, the termination of any such employment or service relationship, and claims of breach of contract, retaliation, fraud, and defamation (the “Company Released Claims”), provided that such Company Released Claims shall not include (i) any claims to enforce the Company Releasors’ rights or obligations under or with respect to Sections 6, 7 and 10 of the Agreement, (ii) any claim alleging conduct in the nature of fraud or any other action or omission that would constitute a felony under any federal, state or local law, or (iii) any claim alleging any violation of federal or state securities laws or regulations, including, without limitation, laws regarding trading while in the possession of material nonpublic information or involving “short swing” profit restrictions, and “blue sky laws” or any violation of any listing standard of any national securities exchange or quotation system upon which any equity security of the Company is listed or quoted.

6.	No Admission.

This Cross Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.

7.	General Provisions.

A failure of any of the Releasees to insist on strict compliance with any provision of this Cross Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Cross Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Cross Release shall remain valid and binding upon the Executive and the Releasees.

8.	Governing Law.

The validity, interpretations, construction and performance of this Cross Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located within the State of California.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand as of the day and year set forth opposite his signature below.

DATE	Steven C. Francis

AMN HEALTHCARE SERVICES, INC.
DATE

Name:

Title:

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